Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS FIRST QUARTER NET INCOME OF $530 MILLION

AND $1.03 DILUTED EPS

Capital, liquidity and loan loss reserves continued to strengthen

National City acquisition exceeding expectations

PITTSBURGH, April 23, 2009 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $530 million, or $1.03 per diluted common share, for the first quarter of 2009. Net income increased 38 percent over the first quarter of 2008. Earnings per common share were after preferred stock dividends that included a $47 million preferred stock dividend payment to the U.S. Department of the Treasury under the Capital Purchase Program. The March 31, 2009 estimated Tier 1 risk-based capital ratio was 10.2 percent and tangible common equity ratio was 3.3 percent, reflecting meaningful increases from year end.

“PNC delivered strong financial results, the second highest net income quarter in our history, fueled by the acquisition of National City and the efforts of our 59,000 employees. In a very challenging environment we further strengthened our capital and liquidity positions and loan loss reserves,” said James E. Rohr, chairman and chief executive officer. “We are on pace to exceed the strategic objectives of our acquisition, and we are seeing solid client and deposit growth throughout our markets. In this difficult time, PNC is committed to building an even stronger company, actively lending to qualified consumers and businesses, and supporting economic recovery efforts.”

HIGHLIGHTS

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Net income for the first quarter of 2009 reflected the diversification of PNC’s businesses. Total revenue was $3.9 billion for the quarter. Net interest income was strong and noninterest income benefited from robust residential mortgage banking activity driven by refinancing volumes and income from servicing rights. Pretax pre-provision earnings exceeded credit costs by over $650 million.

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PNC’s Tier 1 risk-based capital ratio increased by 50 basis points during the quarter to 10.2 percent while the tangible common equity ratio increased by 40 basis points to 3.3 percent at March 31, 2009. The reduction in the quarterly common stock dividend beginning in April 2009 is expected to add $1 billion annually to PNC’s common equity position, resulting in annual improvement in capital ratios of approximately 40 basis points.

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PNC Reports First Quarter Net Income of $530 Million and $1.03 Diluted EPS – Page 2

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PNC strengthened its liquidity position and was core funded with a loan to deposit ratio of 88 percent at March 31, 2009 compared with 91 percent at December 31, 2008. The company continued to generate new deposits while allowing high rate acquired certificate of deposit balances to decline consistent with its focus on relationship-based deposits.

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PNC is committed to responsible lending, essential to economic recovery. Loans and commitments of approximately $26 billion were originated and renewed during the first quarter as the company continued to make credit available to qualified borrowers.

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Credit quality deterioration continued during the first quarter as expected, reflecting further economic weakening and resulting in additions to loan loss reserves beyond net charge-offs. Nonperforming assets increased during the quarter and were 2.02 percent of total loans and foreclosed assets at March 31, 2009 compared with 1.23 percent at year end. The ratio of allowance for loan and lease losses to total loans increased to 2.51 percent at March 31, 2009 from 2.23 percent at December 31, 2008.

•	Investment securities were $46 billion at March 31, 2009, or 16 percent of total assets. Approximately 92 percent of the portfolio was comprised of agency or investment grade equivalent securities.

•	The acquisition of National City Corporation is exceeding expectations.

-	The transaction was accretive to first quarter earnings and is expected to be accretive for the full year.

-	The combined company was focused on clients and business growth, implementing centralized loan and deposit pricing.

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Cost savings of approximately $400 million annualized were realized in the first quarter of 2009, progressing toward the two-year goal of reducing combined company annualized noninterest expense by $1.2 billion.

-	Agreements were reached in April 2009 to divest 61 branches in the third quarter of 2009.

-	The first wave of client conversions is planned for the fourth quarter of 2009.

PNC acquired National City on December 31, 2008. PNC’s consolidated balance sheet and financial ratios as of March 31, 2009 and December 31, 2008 and for the first quarter of 2009 reflect the acquisition. PNC’s consolidated income statement beginning with the first quarter of 2009 includes operating results of National City. As a result, the substantial increase in all income statement comparisons to the prior year, except as noted, are primarily due to the operating results of National City.

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PNC Reports First Quarter Net Income of $530 Million and $1.03 Diluted EPS – Page 3

CONSOLIDATED REVENUE REVIEW

Net interest income totaled $2.3 billion for the first quarter of 2009 compared with $854 million for the year-earlier first quarter and $992 million for the fourth quarter of 2008. The net interest margin was 3.81 percent for the first quarter of 2009 compared with 3.09 percent in the first quarter of 2008 and 3.37 percent for the fourth quarter of 2008. The increase in the net interest margin in the linked quarter comparison was primarily due to higher yielding loans from the National City acquisition and lower funding costs in both comparisons.

Noninterest income was $1.6 billion for the first quarter of 2009 compared with $967 million for the first quarter of 2008 and $684 million for the fourth quarter of 2008. First quarter 2009 noninterest income benefited from strong fee income from residential mortgage banking activity related to refinancing volumes and net gains on hedging mortgage servicing rights. Fund servicing fees and asset management revenue were negatively impacted by declines in asset values associated with the lower equity markets. Consumer service fees reflected growing card-related revenue partially offset by reduced consumer transaction volumes related to seasonality and the economy. Corporate service fees included treasury management fees which continued to be a strong contributor to revenue. Service charges on deposits were better than expected in spite of declining customer transaction amounts and volumes. Net gains on sales of securities were $56 million in the first quarter of 2009.

The other-than-temporary impairment of debt securities recognized in earnings was a loss of $149 million in the first quarter of 2009 compared with a $174 million charge in the fourth quarter of 2008 and none in the first quarter of 2008.

Other income for the first quarter of 2009 included a gain of $103 million related to PNC’s BlackRock long-term incentive plan (LTIP) programs shares obligation, and approximately $122 million of writedowns of private equity and alternative investments. PNC’s BlackRock LTIP shares obligation resulted in net gains of $40 million for the first quarter of 2008 and $177 million in the fourth quarter of 2008.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the first quarter of 2009 was $2.3 billion compared with $1.0 billion in the prior year first quarter and $1.1 billion for the fourth quarter of 2008. Acquisition cost savings of approximately $400 million annualized were realized in the first quarter of 2009, on plan to reach the $1.2 billion two-year goal. Integration costs were $52 million, or $.08 per diluted share, in the first quarter of 2009 compared with $14 million, or $.03 per diluted share, in the first quarter of 2008, and in the fourth quarter of 2008 non-provision related integration costs were $81 million, or $.15 per diluted share.

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PNC Reports First Quarter Net Income of $530 Million and $1.03 Diluted EPS – Page 4

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $286 billion at March 31, 2009 compared with $291 billion at December 31, 2008. The National City acquisition added approximately $136 billion of assets at estimated fair value as of December 31, 2008. The decrease in the linked quarter comparison was due to declines in loans, cash, trading securities and short-term investments somewhat offset by an increase in investment securities.

Loans were $171 billion at March 31, 2009 compared with $175 billion at December 31, 2008 and represented 60 percent of total assets at both March 31, 2009 and December 31, 2008. Commercial lending represented 57 percent of the loan portfolio and consumer lending represented 43 percent at March 31, 2009. Commercial lending totaled $95 billion at March 31, 2009 compared with $100 billion at December 31, 2008, a decrease of 4 percent. Commercial loans, which comprised 67 percent of total commercial lending, declined due to lower utilization levels and paydowns. Consumer lending totaled $74 billion at March 31, 2009 and December 31, 2008. Increases in education and residential mortgage loans were somewhat offset by a decline in home equity installment loans. PNC is committed to providing credit and liquidity to qualified borrowers. Total loan originations and new commitments and renewals were approximately $26 billion in the first quarter of 2009, including $6.9 billion of originations for increased demand for first mortgages.

Loans held for sale declined to $4.0 billion at March 31, 2009 compared with $4.4 billion at December 31, 2008 as a result of sales of commercial mortgages.

Investment securities totaled $46 billion at March 31, 2009 compared with $43 billion at December 31, 2008. The increase in securities of $2.8 billion since year end reflected the purchase of U.S. Treasury and government agency securities, somewhat offset by maturities and prepayments. At March 31, 2009 the investment securities balance included a net unrealized pretax loss of $4.4 billion, which represented the difference between fair value and amortized cost, compared with an unrealized loss of $5.4 billion at December 31, 2008. The improvement in the unrealized pretax loss from year end was the result of improving fair values in both agency and nonagency securities.

Deposits were $195 billion at March 31, 2009 compared with $193 billion at December 31, 2008. During the first quarter of 2009 deposits increased $1.8 billion as a result of deposit growth in many of PNC’s markets, partially offset by the decline of higher rate non-relationship certificates of deposit. Interest-bearing deposits represented 79 percent of total deposits at March 31, 2009 compared with 81 percent at December 31, 2008.

Borrowed funds were $48 billion at March 31, 2009 compared with $52 billion at December 31, 2008. The $3.8 billion decline primarily resulted from repayments of Federal Home Loan Bank and other borrowings. PNC issued $1.0 billion of senior notes guaranteed by the FDIC under the Temporary Liquidity Guarantee Program in the first quarter of 2009 and $2.9 billion during the fourth quarter of 2008.

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PNC Reports First Quarter Net Income of $530 Million and $1.03 Diluted EPS – Page 5

Capital levels were strengthened during the first quarter of 2009. Higher capital levels were net of dividend payments, which included $47 million paid to the U.S. Department of the Treasury during the first quarter of 2009 on $7.6 billion of preferred stock. The company plans to redeem the Treasury Department’s investment as soon as appropriate, subject to approval by PNC’s primary banking regulators.

PNC’s estimated Tier 1 risk-based capital ratio increased by 50 basis points to 10.2 percent at March 31, 2009 from 9.7 percent at December 31, 2008. The increase in the ratio was due to higher risk-based capital primarily from retained earnings coupled with a decline in risk-weighted assets. PNC’s estimated tangible common equity ratio at March 31, 2009 increased by 40 basis points to 3.3 percent since December 31, 2008. The higher ratio was primarily due to an increase in retained earnings, improving securities valuations and a decrease in tangible assets. The March 31, 2009 ratio would have been 4.4 percent excluding accumulated other comprehensive loss. The adjusted ratio is reconciled to the reported ratio in the Consolidated Financial Highlights section of this release.

In April 2009, the PNC board of directors declared a quarterly common stock cash dividend of 10 cents per share reflecting a reduction from 66 cents per share in the previous quarter. The board’s decision, which was based on consideration of extreme economic and market deterioration and the changing regulatory environment, is expected to enhance PNC’s common equity position by $1 billion annually, resulting in approximately 40 basis points annual improvement to capital ratios.

ASSET QUALITY REVIEW

Credit quality deterioration continued during the first quarter reflecting further economic weakening. PNC increased the allowance for loan and lease losses during the first quarter to $4.3 billion at March 31, 2009 compared with $3.9 billion at December 31, 2008. The allowance for loan and lease losses to total loans was 2.51 percent at March 31, 2009 compared with 2.23 percent at December 31, 2008. The provision for credit losses for the first quarter of 2009 was $880 million.

Net charge-offs for the first quarter of 2009 were $431 million, or 1.01 percent of average loans, compared with 1.09 percent for the fourth quarter of 2008. Approximately 42 percent of net charge-offs were from commercial loans, 28 percent from consumer and residential real estate loans, and 24 percent from commercial real estate loans.

Nonperforming assets were $3.5 billion at March 31, 2009 compared with $2.2 billion at December 31, 2008. The increase resulted from the impact of recessionary conditions in the economy and reflected a $1.1 billion increase in nonperforming commercial lending and $.2 billion increase in nonperforming consumer lending. The increase in nonperforming commercial loans was from service providers, manufacturing and real estate, including residential real estate development and commercial real estate exposure. The increase in nonperforming consumer loans was mainly due to residential mortgage loans. Nonperforming assets to total assets were 1.21 percent at March 31, 2009 compared with .74 percent at December 31, 2008. The allowance for loan and lease losses to nonperforming loans was 145 percent at March 31, 2009 and 236 percent at December 31, 2008.

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PNC Reports First Quarter Net Income of $530 Million and $1.03 Diluted EPS – Page 6

BUSINESS SEGMENT RESULTS

Beginning in the first quarter of 2009, PNC has three new reportable business segments: Asset Management Group, Residential Mortgage Banking, and Distressed Assets Portfolio. These new segments are described further in the Consolidated Financial Highlights section of this release. Certain prior period information related to the Retail Banking and Corporate & Institutional Banking segments has been reclassified to reflect the impact of these new business segments and other changes to the business and management structure. Operating results for business segments for periods prior to 2009 do not reflect any impact of National City, other than fourth quarter 2008 integration costs, which are included in “Other, including BlackRock.”

Retail Banking

Retail Banking earned $56 million for the first quarter of 2009. Results for the quarter were challenged in this environment by continued downward credit migration, a lower interest credit attributed to deposits in the declining rate environment, reduced consumer spending and increased FDIC insurance costs. Retail Banking continued to maintain its focus on customer growth, employee and customer satisfaction, investing in the business for future growth, as well as disciplined expense management during this period of market and economic uncertainty.

Retail Banking overview:

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Net new consumer and business checking relationships for legacy PNC grew by 18,000 during the first quarter of 2009 compared with 9,000 a year earlier, excluding relationships added from National City and other acquisitions.

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Average deposits were $135 billion for the first quarter of 2009. During the quarter demand and money market deposits grew as higher rate certificates declined. The deposit strategy of Retail Banking is to remain disciplined on pricing while targeting specific products and markets for growth.

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Average loans were $57 billion for the first quarter of 2009. Loan activity during the quarter related primarily to originations of home equity, credit card and education loans as PNC made credit available to qualified borrowers.

•	Net interest income for the first quarter of 2009 of $928 million was impacted by a lower interest credit attributed to deposits in the unprecedented low rate environment.

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Noninterest income for the first quarter of 2009 was $517 million. Service charges on deposits and consumer service fees represented 83 percent of noninterest income. These consumer related fees were negatively impacted during the quarter by recessionary economic conditions that resulted in lower consumer spending as well as seasonality of certain fees.

•	Noninterest expense was $1.1 billion for the first quarter of 2009 reflecting disciplined expense management somewhat offset by continued investments in the business and rising FDIC insurance costs.

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Provision for credit losses was $303 million for the first quarter of 2009 and $88 million in the linked quarter. The increase reflected the acquired loan portfolio which more than doubled the size of the loan portfolio, higher net charge-offs and continued downward credit migration in the now larger commercial and consumer loan portfolios.

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PNC Retail Banking had 2,585 branches and an ATM network of 6,402 machines at March 31, 2009, giving PNC one of the largest distribution networks among U.S. banks. During the first quarter of 2009, PNC opened 7 traditional branches and 14 in-store branches, consolidated 16 branches, and added 170 ATM machines. As previously announced, agreements were reached to divest 61 branches during the third quarter of 2009.

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PNC Reports First Quarter Net Income of $530 Million and $1.03 Diluted EPS – Page 7

Corporate & Institutional Banking

Corporate & Institutional Banking earned $374 million in the first quarter of 2009. Total revenue of $1.3 billion was strong given the current environment, driven primarily by net interest income. Noninterest expense was tightly managed, and earnings were impacted by the provision for credit losses, indicative of deteriorating credit quality throughout the economy.

Corporate & Institutional Banking overview:

•	Net interest income for the first quarter of 2009 was $1.0 billion, or 79 percent of total revenue, driven by strong loan spreads.

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Corporate service fees were $219 million in the first quarter of 2009. The major components of corporate service fees were treasury management, corporate finance fees and commercial mortgage servicing revenue. Treasury management fees continued to be a strong contributor to revenue.

•	Other noninterest income was $55 million for the first quarter of 2009 and primarily consisted of leasing revenues.

•	Noninterest expense of $454 million reflected tight expense discipline for the first quarter of 2009.

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Provision for credit losses was $285 million in the first quarter of 2009 reflecting general credit deterioration, particularly in real estate. Net charge-offs for the first quarter were $169 million. The higher provision in the fourth quarter of 2008, which did not include National City, was largely driven by the downward credit migration of residential real estate development loans.

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Average loans were $79 billion for the first quarter of 2009 and were comprised of 66 percent corporate loans, 25 percent commercial real estate and related loans, and 9 percent asset based lending. During the quarter, loan growth slowed across the customer base reflecting reduced originations, lower utilization levels and paydowns.

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Average deposits were $33 billion for the first quarter, including 53 percent noninterest bearing demand and 25 percent money market. During the quarter PNC continued to experience deposit growth due to a flight to quality including the return of deposits from National City customers who had previously moved funds to other institutions.

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The commercial mortgage servicing portfolio was $269 billion at March 31, 2009 and $249 billion at December 31, 2008. Servicing portfolio additions continued to be modest due to the declining volumes in the commercial mortgage securitization market.

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PNC Reports First Quarter Net Income of $530 Million and $1.03 Diluted EPS – Page 8

Asset Management Group

Asset Management Group earned $38 million for the first quarter of 2009 in a time of economic uncertainty and exceptional disruption in the equity markets. Results were favorably impacted by strong net interest income on the loan portfolio and strong deposit growth. Disciplined expense management also contributed to the solid financial results in spite of the decline in equity market values and higher provision for credit losses.

Asset Management Group overview:

•	Assets under management were $96 billion at March 31, 2009 compared with $103 billion including National City at December 31, 2008. The decrease resulted from declining equity market values.

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Noninterest income for the quarter was $155 million consisting primarily of asset management fees which were impacted by the decline in equity market values during the quarter. Other fee income sources provided solid results.

•	Net interest income was $100 million for the quarter.

•	Noninterest expense was $171 million for the first quarter of 2009, reflecting disciplined expense management somewhat offset by increased costs for FDIC insurance.

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Provision for credit losses was $17 million for the quarter reflecting the deteriorating economic environment. Loan net charge-offs related to continued downward credit migration occurred in both the commercial and consumer loan portfolios.

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Balance sheet activity for the quarter included core deposit growth in demand and money market deposits demonstrating a return to stability within the former National City franchise. Loan growth was primarily in consumer lending.

Residential Mortgage Banking

Residential Mortgage Banking earned $226 million for the first quarter of 2009 driven by strong loan origination activity and favorable income from servicing rights.

Residential Mortgage Banking overview:

•	Total loan originations were $6.9 billion for the first quarter. The strong volume was consistent with industry trends and was primarily originated under agency (FNMA, FHLMC, FHA/VA) guidelines.

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Residential mortgage loans serviced for others totaled $168 billion at March 31, 2009 compared to $173 billion at January 1, 2009. The decrease was due to payoffs exceeding new direct production during the quarter.

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Noninterest income was $440 million in the first quarter of 2009 driven by mortgage servicing rights net hedging gains of $202 million and loan sale revenue of $175 million that resulted from strong loan origination refinance volume.

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Net interest income was $87 million in the first quarter of 2009 resulting from higher pipeline residential mortgage loans held for sale, which benefited from the strong origination volumes during the quarter.

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Noninterest expense of $173 million included the addition of personnel costs associated with strong origination volumes and increased focus on loan underwriting quality and servicing loss mitigation activities.

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PNC Reports First Quarter Net Income of $530 Million and $1.03 Diluted EPS – Page 9

Global Investment Servicing

Global Investment Servicing earned $10 million for the first quarter of 2009 compared with $30 million for the first quarter of 2008 and $25 million for the fourth quarter of 2008. Results for first quarter 2009 were negatively impacted by the continued deterioration of the financial markets and a legal contingency reserve.

Global Investment Servicing overview:

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Servicing revenue totaled $205 million which reflected a decrease of $33 million, or 14 percent, from the first quarter of 2008 and $17 million, or 8 percent, from the linked quarter. The decreases were directly related to declines in equity market values and high redemption activity which resulted in both lower asset-based fees and account closures partially offset by increased subaccounting fees from continued client conversions.

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Operating expense decreased $6 million, or 3 percent, from the year ago quarter. The decrease was largely due to actions taken to reduce costs in response to the decline in revenue from unfavorable market conditions.

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Global Investment Servicing provided accounting/administration services for $712 billion of net fund assets and provided custody services for $361 billion of fund assets as of March 31, 2009 compared with $1.0 trillion and $476 billion, respectively, at March 31, 2008 and $839 billion and $379 billion, respectively, at December 31, 2008. The decrease in assets serviced in both comparisons was due to declines in asset values and fund outflows resulting from market conditions.

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Total fund assets serviced by Global Investment Servicing were $1.8 trillion at March 31, 2009 compared with asset servicing levels of $2.6 trillion at March 31, 2008 and $2.0 trillion at December 31, 2008.

Distressed Assets Portfolio

Distressed Assets Portfolio segment had earnings of $23 million for the first quarter of 2009. Earnings were mainly driven by net interest income of $364 million which was positively impacted by higher yielding impaired loans largely offset by provision for credit losses of $259 million that reflected further deterioration in credit quality during the quarter. Noninterest expense was $80 million for the quarter with more than half related to other real estate owned expense and a significant portion for servicing costs.

Distressed Assets Portfolio overview:

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Total loans were $22 billion at March 31, 2009 compared with $27 billion at December 31, 2008. The decline in loans during the first quarter was primarily due to net transfers to core portfolios and net paydowns.

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The loan portfolio included residential real estate development loans, subprime residential mortgage loans, brokered home equity loans and certain other residential real estate loans and cross-border leases. The majority of the distressed loans were associated with acquisitions, including $20 billion related to National City at March 31, 2009.

•	As of March 31, 2009, $8.5 billion of loans were deemed impaired and nonperforming assets were $933 million.

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Loans in this business segment require special servicing and management oversight given current market conditions. The business activities of this segment are primarily risk and asset management activities that are focused on maximizing value within a defined risk profile.

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PNC Reports First Quarter Net Income of $530 Million and $1.03 Diluted EPS – Page 10

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock and those related to Hilliard Lyons prior to its sale on March 31, 2008, asset and liability management activities including net securities gains or losses and certain trading activities, equity management activities, provision for credit losses for conforming credit allowance adjustments related to acquisitions, other integration costs, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles (GAAP), corporate overhead and intercompany eliminations.

PNC recorded a loss of $197 million in “Other, including BlackRock” for the first quarter of 2009. Results included the after-tax impact of other-than-temporary impairment charges and alternative investment writedowns, equity management losses and integration costs. These items were somewhat offset by a gain related to PNC’s BlackRock LTIP shares obligation, net securities gains and BlackRock business segment earnings.

The loss in “Other, including BlackRock” of $308 million for the fourth quarter of 2008 was primarily due to $380 million of after-tax integration costs including a conforming provision for credit losses for National City, market-related impairments and BlackRock business segment earnings, partially offset by a net gain on the mark to market of PNC’s BlackRock LTIP shares obligation.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 10:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 990-2718 or (706) 643-0187 (international). The related financial supplement and presentation slides to accompany the conference call remarks may be found at www.pnc.com/investorevents. A taped replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291 (international), conference ID 94188806.

In addition, Internet access to the call (listen only) and to PNC’s first quarter 2009 earnings release, supplemental financial information and presentation slides will be available at www.pnc.com/investorevents. A replay of the webcast will be available on PNC’s Web site for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

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PNC Reports First Quarter Net Income of $530 Million and $1.03 Diluted EPS – Page 11

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “ project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our 2008 Form 10-K, including in the Risk Factors and Risk Management sections of that report, and in our other SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

-	Changes in interest rates and valuations in the debt, equity and other financial markets.

-	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

-	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

-	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

-	Changes in customer preferences and behavior, whether as a result of changing business and economic conditions or other factors.

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A continuation of recent turbulence in significant portions of the U.S. and global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting our counterparties and the economy generally.

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Our business and financial performance could be impacted as the financial industry restructures in the current environment, both by changes in the creditworthiness and performance of our counterparties and by changes in the competitive landscape.

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Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current expectations that interest rates will remain low through 2009 with continued wide market credit spreads, and our view that national economic trends currently point to a continuation of severe recessionary conditions in 2009 followed by a subdued recovery.

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Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity and funding. These legal and regulatory developments could include:

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Changes resulting from the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, and other developments in response to the current economic and financial industry environment, including current and future conditions or restrictions imposed as a result of our participation in the TARP Capital Purchase Program.

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PNC Reports First Quarter Net Income of $530 Million and $1.03 Diluted EPS – Page 12

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Legislative and regulatory reforms generally, including changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other aspects of the financial institution industry.

-	Increased litigation risk from recent regulatory and other governmental developments.

-	Unfavorable resolution of legal proceedings or regulatory and other governmental inquiries.

-	The results of the regulatory examination and supervision process, including our failure to satisfy the requirements of agreements with governmental agencies.

-	Changes in accounting policies and principles.

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Our issuance of securities to the U.S. Department of the Treasury may limit our ability to return capital to our shareholders and is dilutive to our common shares. If we are unable previously to redeem the shares, the dividend rate increases substantially after five years.

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Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives and capital management techniques.

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The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

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Our business and operating results can also be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

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Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. BlackRock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com. This material is referenced for informational purposes only and should not be deemed to constitute a part of this document.

In addition, our recent acquisition of National City Corporation (“National City”) presents us with a number of risks and uncertainties related both to the acquisition transaction itself and to the integration of the acquired businesses into PNC. These risks and uncertainties include the following:

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The anticipated benefits of the transaction, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

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Our ability to achieve anticipated results from this transaction is dependent on the state going forward of the economic and financial markets, which have been under significant stress recently. Specifically, we may incur more credit losses from National City’s loan portfolio than expected. Other issues related to achieving anticipated financial results include the possibility that deposit attrition or attrition in key client, partner and other relationships may be greater than expected.

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Litigation and governmental investigations currently pending against National City, as well as others that may be filed or commenced relating to National City’s business and activities before the acquisition, could adversely impact our financial results.

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Our ability to achieve anticipated results is also dependent on our ability to bring National City’s systems, operating models, and controls into conformity with ours and to do so on our planned time schedule. The integration of National City’s business and operations into PNC, which will include conversion of National City’s different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to National City’s or PNC’s existing businesses. PNC’s ability to integrate National City successfully may be adversely affected by the fact that this transaction will result in PNC entering several markets where PNC did not previously have any meaningful retail presence.

In addition to the National City transaction, we grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with risks, in addition to those presented by the nature of the business acquired, similar to some or all of those described above relating to the National City acquisition.

[TABULAR MATERIAL FOLLOWS]

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The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

Dollars in millions, except per share data

	Three months ended
	March 31 2009 (a)	December 31 2008	March 31 2008
Revenue
Net interest income	$2,305	$992	$854
Noninterest income	1,566	684	967

Total revenue	$3,871	$1,676	$1,821

Provision for credit losses	$880	$990 (b)	$151

Noninterest expense	$2,328	$1,129	$1,035

Net income (loss)	$530	$(246)	$384

Net income (loss) attributable to common shareholders	$460	$(269)	$377

Diluted earnings (loss) per common share	$1.03	$(.77)	$1.09
Cash dividends declared per common share (c)	$.66	$.66	$.63

Cash dividends - TARP	$47

SELECTED RATIOS
Net interest margin (d)	3.81%	3.37%	3.09%
Noninterest income to total revenue (e)	40	41	53
Efficiency (f)	60	67	57
Return on:
Average tangible common shareholders’ equity	20.18%	(31.37)%	27.77%
Average common shareholders’ equity	10.23	(8.70)	10.82
Average assets	.77	(.68)	1.10

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	Results for the three months ended March 31, 2009 include the impact of National City, which we acquired on December 31, 2008.
(b)	Includes a $504 million conforming provision for credit losses related to our National City acquisition.
(c)	In April 2009, the PNC board of directors declared a quarterly common stock cash dividend of 10 cents per share reflecting a reduction from 66 cents per share in the first quarter of 2009.
(d)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended March 31, 2009, December 31, 2008, and March 31, 2008 were $15 million, $8 million, and $9 million, respectively. The adjustment for the three months ended March 31, 2009 includes the impact of National City.
(e)	Calculated as noninterest income divided by the sum of net interest income and noninterest income.
(f)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited) Page 14

BALANCE SHEET DATA

Dollars in millions, except per share data

	March 31 2009 (a)	December 31 2008 (a)	March 31 2008
Assets	$286,422	$291,081	$139,991
Loans	171,373	175,489	70,802
Allowance for loan and lease losses	4,299	3,917	865
Investment securities	46,253	43,473	28,581
Loans held for sale	4,045	4,366	2,516
Goodwill and other intangible assets	12,178	11,688	9,349
Equity investments	8,215	8,554	6,187
Deposits	194,635	192,865	80,410
Borrowed funds	48,459	52,240	32,779
Shareholders’ equity	26,477	25,422	14,423
Common shareholders’ equity	18,546	17,490	14,416
Accumulated other comprehensive loss	3,289	3,949	779
Book value per common share	41.67	39.44	42.26
Common shares outstanding (millions)	445	443	341
Loans to deposits	88%	91%	88%

ASSETS ADMINISTERED (billions)
Managed	$96	$103	$66
Nondiscretionary	120	125	110

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$712	$839	$1,000
Custody assets	361	379	476

CAPITAL RATIOS (b)
Tier 1 risk-based	10.2%	9.7%	7.7%
Total risk-based	13.8	13.2	11.4
Leverage (c)	8.9	17.5	6.8
Tangible common equity (d)	3.3	2.9	4.7
Tangible common equity, excluding the impact of accumulated other comprehensive income (d)	4.4	4.3	5.3

ASSET QUALITY RATIOS
Nonperforming loans to total loans	1.73%	.95%	.81%
Nonperforming assets to total loans and foreclosed assets	2.02	1.23	.87
Nonperforming assets to total assets	1.21	.74	.44
Net charge-offs to average loans (for the three months ended)	1.01	1.09	.57
Allowance for loan and lease losses to total loans	2.51	2.23	1.22
Allowance for loan and lease losses to nonperforming loans	145	236	151

(a)	Includes the impact of National City, which we acquired on December 31, 2008.
(b)	The capital ratios as of March 31, 2009 are estimated.
(c)	Tier 1 risk-based capital divided by adjusted average total assets. The ratio as of December 31, 2008 did not reflect any impact of National City on PNC’s adjusted average total assets.
(d)	Period-end common shareholders’ equity less goodwill and other intangible assets (net of deferred taxes) excluding mortgage servicing rights, divided by period-end assets less goodwill and other intangible assets (net of deferred taxes) excluding mortgage servicing rights. See page 16 for a reconciliation of tangible common equity (GAAP basis) to tangible common equity excluding the impact of accumulated other comprehensive income (“AOCI”).

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited) Page 15

BUSINESS SEGMENT EARNINGS AND REVENUE (a) (b)

In millions

	Three months ended
Earnings (Loss)	March 31 2009 (c)	December 31 2008	March 31 2008
Retail Banking	$56	$69	$137
Corporate & Institutional Banking	374	(54)	25
Asset Management Group	38	22	37
Residential Mortgage Banking	226
Global Investment Servicing	10	25	30
Distressed Assets Portfolio	23
Other, including BlackRock (b) (d)	(197)	(308)	155

Total consolidated net income (loss)	$530	$(246)	$384

Revenue
Retail Banking	$1,445	$668	$741
Corporate & Institutional Banking	1,314	530	315
Asset Management Group	255	129	145
Residential Mortgage Banking	527
Global Investment Servicing	190	214	228
Distressed Assets Portfolio	377
Other, including BlackRock (b)	(237)	135	392

Total consolidated revenue	$3,871	$1,676	$1,821

(a)	Our business segment information is presented based on our management accounting practices and management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change. Beginning in the first quarter of 2009, we have three new reportable business segments as further described below: Asset Management Group, Residential Mortgage Banking, and Distressed Assets Portfolio. These new segments result from our December 31, 2008 acquisition of National City. We have reclassified certain prior period amounts of our continuing business segments to reflect the impact of the new segments and other changes to our business and management structure.

Asset Management Group includes personal wealth management for high net worth and ultra high net worth and institutional asset management clients. Personal wealth management products and services include customized investment management, financial planning, private banking, tailored credit solutions as well as trust management and administration for affluent individuals and families. Institutional asset management provides investment management, custody, and retirement planning services. The clients served include corporations, unions and charitable endowments and foundations, located primarily in our geographic footprint. This segment includes the asset management businesses acquired with National City and the legacy PNC wealth management business previously included in Retail Banking.

Residential Mortgage Banking directly originates first lien residential mortgage loans on a nationwide basis with a significant presence within the retail banking footprint and also originates loans through joint venture partners. Mortgage loans represent loans collateralized by one-to-four-family residential real estate and are made to borrowers in good credit standing. These loans are typically underwritten to third party standards and sold to primary mortgage market aggregators (Fannie Mae, Freddie Mac, Ginnie Mae, Federal Home Loan Banks and third-party investors) with servicing retained. The mortgage servicing operation performs all functions related to servicing first mortgage loans for various investors. Certain loans originated through our joint ventures are serviced by a joint venture partner.

Distressed Assets Portfolio includes residential real estate development loans, cross-border leases, subprime residential mortgage loans, brokered home equity loans and certain other residential real estate loans. These loans require special servicing and management oversight given current market conditions. The majority of these loans are from acquisitions, primarily National City.

(b)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our first quarter 2009 Form 10-Q will include additional information regarding BlackRock.
(c)	Includes the impact of National City, which we acquired on December 31, 2008.
(d)	The $504 million conforming provision for credit losses related to the National City acquisition was included in this business segment for the fourth quarter of 2008.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited) Page 16

RECONCILIATION OF “AS REPORTED” TO “AS ADJUSTED” TANGIBLE COMMON EQUITY RATIO

Dollars in millions

Tangible common equity ratio (a)	March 31 2009 (b)	December 31 2008	March 31 2008
Common shareholders’ equity	$18,546	$17,490	$14,416
Add back: AOCI	3,289	3,949	779

Common shareholders’ equity, excluding AOCI	$21,835	$21,439	$15,195

Goodwill and other intangible assets, net of deferred taxes	$9,448	$9,206	$8,275

Total assets	$286,422	$291,081	$139,991
Add back: AOCI assets	2,658	3,282	630

Total assets, excluding AOCI	$289,080	$294,363	$140,621

Tangible common equity ratio, as reported	3.3%	2.9%	4.7%
Add back: AOCI assets	1.1	1.4	.6

Tangible common equity ratio, as adjusted	4.4%	4.3%	5.3%

This table represents a reconciliation of certain GAAP amounts to “As Adjusted” amounts attributable to accumulated other comprehensive income (“AOCI”). We have provided these adjusted amounts and reconciliation so that investors, analysts, regulators and others will be better able to evaluate the impact of these respective items on our tangible common equity ratio as of the periods presented. We believe that information as adjusted for the impact of the specified items may be useful due to the extent to which these items are not indicative of our ongoing operations. Adjusted information supplements our results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, our GAAP results.

(a)	Period-end common shareholders’ equity less goodwill and other intangible assets (net of deferred taxes) excluding mortgage servicing rights, divided by period-end assets less goodwill and other intangible assets (net of deferred taxes) excluding mortgage servicing rights.
(b)	Estimated.